MERCURY GLOBAL HOLDINGS, INC.

FILE # 811- 4351

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/15/99	Infonet	$142,800	$1,076,928,300	Warburg Dillon
3/9/00	Infineon Technologies	$122,112	$5,230,464,000	Deutche Bank
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